INVENTRUST PROPERTIES CORP. DIRECTOR COMPENSATION PROGRAM This InvenTrust Properties Corp. (the “Company”) Director Compensation Program (this “Program”) for non-employee directors of the Company (the “Directors”) shall be effective as of May 6, 2025 (the “Effective Date”). Cash Compensation Annual retainers will be paid in the following amounts to Directors: Director: $65,000 Chair of Audit Committee: $25,000 Chair of Compensation Committee: $20,000 Chair of Nominating and Governance Committee: $20,000 Non-Chair Audit Committee Member: $12,500 Non-Chair Compensation Committee Member: $10,000 Non-Chair Nominating and Governance Committee Member: $10,000 Non-Executive Chairman (additional retainer): $80,000 All annual retainers will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than thirty (30) days after the end of such quarter. Equity Compensation Annual Grant: Each individual who is initially elected as a Director on the date of an annual meeting of the Company’s stockholders and each Director who is serving on the Board as of the date of each annual meeting of the Company’s stockholders and who is re-elected as a Director at such annual meeting shall, on the date of such annual meeting, automatically be granted restricted stock units (“RSUs”) with a value of $120,000 (the “Annual Grant”), and a tandem dividend equivalent award with respect thereto. Each Annual Grant shall vest in full on the earlier of (i) the date of the next annual meeting of the Company’s stockholders following the grant date or (ii) the first anniversary of the grant date, subject to the Director’s continued service on the vesting date. Business Expenses The Company shall reimburse each Director for reasonable business expenses incurred by such Director in connection with his or her services to the Company (including, without limitation, expenses for continuing education programs), pursuant to the Company’s standard expense reimbursement policy as in effect from time to time. Miscellaneous For purposes of determining the number of RSUs subject to each Annual Grant, the dollar value of such grant shall be divided by the average of the closing trading prices of a Share on the principal exchange on which such shares are then traded for each trading day during the twenty (20) consecutive trading days ending on such date, in each case rounded up to the nearest whole RSU. The terms of each award of RSUs (including, without limitation, the form of payment under such award) and dividend equivalents shall be set forth in an award agreement in a form prescribed by the Board, and RSUs and dividend equivalents granted under this Program shall be subject to the terms of such award agreement and the applicable Company equity incentive plan under which the award is granted. Effectiveness, Amendment, Modification and Termination This Program shall become effective as of the Effective Date, and as of the Effective Date shall replace and supersede all previous director compensation programs of the Company. This Program may be amended, modified or terminated by the Board at any time and from time to time its sole discretion.